Daruma Mid-Cap Value Fund
Report of Ernst & Young LLP, Independent Auditors
Shareholders and Board of Directors
Daruma Mid-Cap Value Fund
We have audited the accompanying statement of assets and liabilities, including the statement of investments, of Daruma Mid-Cap Value Fund as of June 30, 1997, and the related statements of operations and changes in net assets and financial highlights for the period from August 16, 1996 (commencement of operations) to June 30, 1997.
  These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights.
 Our procedures included confirmation of securities owned as of June 30, 1997 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

 We believe that our audit provides a reasonable basis for our opinion.In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Daruma Mid-Cap Value Fund at June 30, 1997, the results of its operations, the changes in its net assets and the financial highlights for the period from August 16, 1996 to June 30, 1997, in conformity with generally accepted accounting principles.


New York, New York
August 13, 1997